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                                                                   EXHIBIT 23.1

                        CONSENT OF INDEPENDENT AUDITORS

The Board of Directors
 of RenaissanceRe Holdings Ltd.:

  We consent to the reference to our firm under the caption "Experts" and to the use of our report dated January 15, 1997, in Amendment No. 2 to the Registration Statement (Form S-3 No. 333-27775) and related Prospectus of RenaissanceRe Holdings Ltd. for the registration of 3,450,000 shares of its common stock. We also consent to the incorporation by reference therein of our report dated January 15, 1997 with respect to the financial statement schedules of RenaissanceRe Holdings Ltd. for the years ended December 31, 1996, 1995 and 1994 included in the Annual Report (Form 10-K) for 1996 filed with the Securities and Exchange Commission.

                                          Ernst & Young


Hamilton, Bermuda
June 19, 1997